Exhibit 99.5

VELO3D, INC.

July 25, 2025

Notice to Placement Agent Warrant Holder

Dear Placement Agent Warrant Holder:

Reference is made to that certain placement agent warrant (the “Placement Agent Warrant”) to purchase up to 1,714,286 shares of common stock, par value $0.00001 per share (the “Common Stock”), of Velo3D, Inc. (the “Company”) issued to A.G.P./Alliance Global Partners (“AGP”) on April 12, 2024 pursuant to that certain Placement Agency Agreement, dated as of April 10, 2024 (the “Placement Agency Agreement”), by and between the Company and AGP, as sole placement agent.

This letter constitutes a notice pursuant to Section 3(h)(i) of the Placement Agent Warrant and in accordance with the notice provisions contained in Section 5(i) thereof. All capitalized terms not separately defined in this notice shall have the same meanings as defined in the Placement Agent Warrant.

The Company is writing to inform you, as the registered holder of the Placement Agent Warrant, that the Company has effected a reverse stock split of the issued and outstanding shares of Common Stock (the “Reverse Stock Split”). The Board of Directors of the Company has approved the Reverse Stock Split at a ratio of 1-for-15. On July 25, 2025, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of July 28, 2025 (the “Effective Date”).

Prior to the Effective Date, the Placement Agent Warrant is exercisable at an exercise price of $13.475 per share (the “Exercise Price”). Pursuant to Section 3(a) of the Placement Agent Warrant, on the Effective Date, the Placement Agent Warrant will be adjusted such that (subject to any future adjustment pursuant to the terms of the Placement Agent Warrant):

●	the Exercise Price shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before the Effective Date and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the Effective Date, resulting in an adjusted Exercise Price of $202.125 per share; and

●	the number of shares of Common Stock issuable on exercise of the Placement Agent Warrant shall be proportionately adjusted such that the aggregate Exercise Price of the Placement Agent Warrant remains unchanged following the Reverse Stock Split, resulting in the Placement Agent Warrant being exercisable for up to 3,266 shares of Common Stock.

The Reverse Stock Split was previously approved by the stockholders of the Company at an annual meeting held on June 27, 2025.

If you should have any questions, please do not hesitate to contact Investor Relations, investors@velo3d.com.

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IN WITNESS WHEREOF, the Company has caused this letter to be executed by its Chief Financial Officer as of the date hereof.

VELO3D, INC.

By:	/s/ Hull Xu
Name:	Hull Xu
Title:	Chief Financial Officer